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                                  Exhibit 99.1


                                         FOR:     SKILLSOFT PLC

                                                  COMPANY CONTACT:
                                                  Tom McDonald
                                                  Chief Financial Officer
                                                  (603) 324-3000, x4232

                                                  INVESTOR CONTACTS:
                                                  Michael Polyviou/Peter Schmidt
                                                  Financial Dynamics
                                                  (212) 850-5748

                    SKILLSOFT ANNOUNCES SETTLEMENT AGREEMENT
       AIG TO CONTRIBUTE $15 MILLION TOWARD SETTLEMENT OF 2002 SECURITIES
           CLASS ACTION, RELATED LITIGATION AND THE SEC INVESTIGATION

NASHUA, NH, JULY 5, 2005 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of content resources and complementary technologies for integrated enterprise learning, today announced that it has concluded negotiations with its lead director and officer insurance carrier, AIG, with respect to AIG's contribution to the settlement of the 2002 securities class action lawsuit, the related litigation and certain costs related to the SEC investigation. The parties have entered into an agreement that provides for the payment by AIG to the Company of $15 million in exchange for a release and other customary terms and conditions. The Company anticipates receiving the payment by July 31, 2005. The Company settled the 2002 securities class action in March 2004 for $30.5 million.

The Company is also continuing to work with its secondary director and officer insurance providers, to bring to conclusion its negotiations with them.

ABOUT SKILLSOFT

SkillSoft is a leading provider of comprehensive e-learning content and technology products for business and IT professionals within global enterprises. SkillSoft's multi-modal learning solutions support and enhance the speed and effectiveness of both formal and informal learning processes and integrate SkillSoft's in-depth content resources, learning management system, virtual classroom technology and support services.

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - Future Operating Results" in SkillSoft's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005, as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company's views as of July 5, 2005. The Company anticipates that subsequent events and developments may cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.

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